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                                    EXHIBIT C

                                      ELXSI
                               4209 Vineland Road
                                    Suite J-1
                             Orlando, Florida 32811

                                                                  June ___, 1997

Azimuth Corporation
Delaware Electro Industries, Inc.
Contempo Design, Inc.
Contempo Design West, Inc.
c/o Azimuth Corporation
4209 Vineland Road
Suite J-1
Orlando, Florida  32811

                 Satisfaction and Termination of Loan Agreements

Dear Sirs:

       Reference is hereby made to: (i) that certain Recapitalization Agreement, dated as of December 30, 1996 (the "Recapitalization Agreement"), by and among Azimuth Corporation, a Delaware corporation ("Azimuth"), Delaware Electro Industries, Inc., a Delaware corporation ("DEI"), Contempo Design, Inc., an Illinois corporation ("CDI"), Contempo Design West, Inc., a Delaware corporation ("CDW"; and, collectively with Azimuth, DEI and CDI, the "Group Members"), ELXSI, a California corporation ("ELXSI"), and Bank of America Illinois; (ii) the Group Loan Documentation (as defined in the Recapitalization Agreement); and
(iii) the three $9,650,000 maximum principal amount New Revolving Notes, each dated December 30, 1996 (the "New Subsidiary Notes") made by (respectively) DEI, CDI and CDW (the "Subsidiaries") payable to the order of ELXSI. Capitalized terms used and not defined herein have the respective meanings ascribed to such terms under the Recapitalization Agreement.

     1. Acknowledgement of Payment. ELXSI hereby acknowledges receipt this day of $5,550,000, constituting payment in full of the outstanding principal amount of the Subsidiary Loans plus the accrued but unpaid interest thereon. Promptly after the date hereof, the Subsidiaries will pay or cause to be paid to ELXSI the full amount of the accrued but unpaid interest on such Subsidiary Loans.

     2. Termination of Group Loan Documentation. Effective as of the date hereof: (i) each of the Credit (as defined in each Subsidiary Loan Agreement), each of the Group Loan Documentation and each New Subsidiary Note are hereby terminated by mutual consent, and (ii) the Group Loan Documentation and New Subsidiary Notes shall no longer be of any force or effect; provided, however, that the foregoing shall not effect a termination of: (a) any provision of any of the Group Loan Documentation that, by the terms thereof, is intended to survive a termination of such Group Loan Documentation,


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or (b) the  obligations  of the  Subsidiaries  under the second  sentence of the foregoing paragraph 1.

     3. Security Interests. In connection with the foregoing terminations, ELXSI hereby: (i) releases the Group Security, and (ii) assigns, transfers and delivers to the appropriate Group Member, without recourse, representation or warranty, all of ELXSI's right, title and interest in and to the Collateral and Pledged Property.

     4. Further Assurances. From time to time after the date hereof, as and when requested by any party hereto, each other party hereto shall execute and deliver, or cause to be executed and delivered, such documents and instruments and shall take, or cause to be taken, such further or other actions as such requesting party may reasonably deem necessary or desirable in order to further effect or evidence the transactions contemplated hereby and to otherwise carry out the intent and purposes of this agreement.

     5. Governing Law. This agreement shall be governed by and construed in accordance with the laws of the State of Illinois (without regard to the choice of law principles thereof).

     Kindly indicate your acceptance of and agreement with the foregoing by executing a counterpart of this letter in the space provided below, whereupon it shall become a binding agreement among us.

                                             Very truly yours,

                                             ELXSI


                                             By:
                                                --------------------------------
                                                Title:


Accepted and Agreed to, as of the date first above written:

AZIMUTH CORPORATION                          DELAWARE ELECTRO INDUSTRIES, INC.


By:                                          By:
   -------------------------------              --------------------------------
   Title:                                       Title:


CONTEMPO DESIGN, INC.                        CONTEMPO DESIGN WEST, INC.


By:                                          By:
   -------------------------------              --------------------------------
   Title:                                       Title:

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